Exhibit 10.1

May 2, 2007

American Community Newspapers LLC

ACN Holding LLC

14875 Landmark Boulevard, Suite 110

Addison, Texas 78254

Ladies and Gentlemen:

Reference is made to (i) the Asset Purchase Agreement by and among Courtside Acquisition Corp. (“Courtside”), American Community Newspapers LLC (“ACN”) and, solely for purposes of Section 2.22 thereof, ACN Holding LLC, dated as of January 24, 2007 (the “Courtside Agreement”) and (ii) the Asset Purchase Agreement among ACN and C.M. Media, Inc. (“CM”) and, for purposes of Section 6.1 and Article VIII thereof, Max S. Brown and Lenore Brown, dated April 30, 2007 (the “CM Agreement”). This will confirm the agreement of the parties to the Courtside Agreement, as follows.

1. All assets of CM acquired by ACN pursuant to the CM Agreement shall be deemed to be “Acquired Assets” for purposes of the Courtside Agreement (as such term is defined in Section 1.1 of the Courtside Agreement).

2. All liabilities of CM assumed by ACN pursuant to the CM Agreement shall be deemed to be “Assumed Liabilities” for purposes of the Courtside Agreement (as such term is defined in Section 1.3 of the Courtside Agreement).

3. The Purchase Price (as defined in Section 1.4 of the Courtside Agreement) to be paid by Courtside to ACN pursuant to the Courtside Agreement shall be equal to the sum of (a) (i) $147,500,000, as adjusted pursuant to Section 4 hereof, payable in cash (the “Cash Component”) less (ii) one-half of the “HSR Filing Fee” (as defined in Section 13 hereof), if any, plus (iii) 2,192,982 shares (equitably adjusted for stock splits, stock dividends and the like) of Purchaser Common Stock (as defined in Section 3.3(a) of the Courtside Agreement; as adjusted pursuant to Section 4 hereof, the “Stock Component”), plus (b) (i) $43,762,997, the Purchase Price (as defined in Section 2.1 of the CM Agreement) paid by ACN to CM prior to the closing of the transactions contemplated by the Courtside Agreement (the “Courtside Closing”) plus (ii) capitalized expenses to the extent paid in cash prior to the closing of the transactions contemplated by the Courtside Agreement. Courtside and ACN agree that (x) any additional Purchase Price paid to CM pursuant to Section 2.3 of the CM Agreement after the Courtside Closing and (y) any unpaid capitalized expenses incurred by ACN in connection with the acquisition contemplated by the CM Agreement shall be paid by Courtside and excluded from the calculation of “Closing Working Capital” and “Balance Sheet Working Capital” for purposes of the Courtside Agreement.

4. The number of shares of Purchaser Common Stock constituting the Stock Component shall be decreased by that number of shares of Purchaser Common Stock equal to the number of shares of Purchaser Common Stock purchased by ACN Holding LLC or any member of ACN Holding LLC or any affiliate of any member of ACN Holding LLC in the open market or in private transactions with holders of shares of Purchaser Common Stock prior to or concurrently with the closing of the transactions contemplated by the Courtside Agreement (“Purchased Shares”). The amount of the Cash Component shall be increased by an amount equal to the number of Purchased Shares multiplied by $5.70 per Purchased Share.

5. The shares of Purchaser Common Stock constituting the Stock Component shall be delivered at the Courtside Closing to or as directed by ACN Holding LLC. In addition, the Initial Payment Amount (as defined in Section 1.4(b)(i) of the Courtside Agreement) to be paid pursuant to Section 1.4(b)(i) of the Courtside Agreement shall be equal to (a) the Cash Component, plus, (b) one-half of the HSR Filing Fee, if any, less (c) the Escrow Funds (as defined in Section 1.4(b)(ii) of the Courtside Agreement), less (d) $700,000 (the Deposit, as defined in Section 1.8 of the Courtside Agreement) plus or minus, as the case may be, (e) the adjustments set forth in Section 1.5 of the Courtside Agreement.

6. For purposes of the Courtside Agreement, the Target Working Capital (as defined in Section 1.5(a) of the Courtside Agreement) shall be adjusted by the CM Working Capital Adjustment (as defined below); provided, however, that for purposes of determining the payment to be made pursuant to Section 1.5(a) of the Courtside Agreement at the Courtside Closing, the Target Working Capital shall be increased by $1,886,245 (the amount of the estimated CM Working Capital Adjustment paid at the closing of the CM Agreement), unless the CM Working Capital Adjustment has been finally determined prior to the Courtside Closing, in which event such finally determined CM Working Capital Adjustment shall be used. For purposes hereof, the “CM Working Capital Adjustment” shall be deemed to be equal to the sum of the “Accounts Receivable Amount,” the “Inventory Amount” and the “Other Current Asset Amount” less the amount of “Subscription and Advertising Obligations” (as such terms are defined in the CM Agreement), as of the closing of the transactions contemplated by the CM Agreement, less the amount of any other accrued liabilities of CM assumed by ACN under Section 1.3 of the CM Agreement and as set forth on Schedule 2.1 of the CM Agreement.

7. For purposes of the Courtside Agreement, no matters arising out of the transactions contemplated by the CM Agreement shall be considered in connection with the representations and warranties of ACN in the Courtside Agreement for purposes of disclosure (including pursuant to Section 5.9 of the Courtside Agreement) or determining whether or not there has been a breach of any such representations and warranties.

8. For purposes of the Courtside Agreement, information required to be furnished by ACN pursuant to Article V thereunder shall include information (including financial information) relating to CM and other matters arising out of the transactions contemplated by the CM Agreement.

9. To the extent the obligations of ACN pursuant to the CM Agreement (including under Section 6.7 thereof) with respect to Continuing Employees (as defined in the CM Agreement) are beyond those owed by Courtside to ACN employees pursuant to the terms of the Courtside Agreement, then Courtside acknowledges and agrees that it will comply with the provisions of the CM Agreement, which shall prevail with respect to such Continuing Employees.

10. Courtside agrees that the CM Agreement, the escrow agreement entered into in connection with the CM Agreement, the Transition Services Agreement referred to in Section 7.3(d)(vi) of the CM Agreement, the Lease referred to in Section 7.2(h)(x) of the CM Agreement, the Employment Agreements referred to in Section 7.3(d)(v) of the CM Agreement and each other document entered into in accordance with the terms of the CM Agreement (the “CM Documents”) are Seller Contracts (as defined in the Courtside Agreement) and at the Courtside Closing, they shall be assigned to and assumed by Courtside.

11. The parties agree that the provisions of Article VII (Indemnification) of the Courtside Agreement shall not apply to matters arising out of the transactions contemplated by the CM Documents and that the only remedies available to Courtside following the Courtside Closing in respect of claims arising under the CM Documents or otherwise relating to the business acquired pursuant to the CM Agreement shall be those set forth in the CM Agreement.

12. If a filing with respect to the transactions contemplated by the Courtside Agreement is required to be made pursuant to the HSR Act (as defined in Section 2.4(b) of the Courtside Agreement) because the transactions contemplated by the CM Agreement preclude the application of exemptions from such filing that would have otherwise been available to Courtside and ACN, the filing fee to be paid with respect to such filing (the “HSR Filing Fee”) shall be paid in the first instance from the Deposit and ACN and Courtside shall jointly direct the Deposit Escrow Agent (as defined in Section 1.8 of the Courtside Agreement) to release an amount equal to the HSR Filing Fee from amounts placed in escrow with the Deposit Escrow Agent pursuant to the Deposit Escrow Agreement (as defined in Section 1.8 of the Courtside Agreement) to Courtside to be used in making such payment. In such event, the Deposit shall be deemed to be reduced to an amount (the “Reduced Deposit Amount”) equal to (i) $700,000 less (ii) an amount equal to the HSR Filing Fee. If the Courtside Agreement is terminated, for purposes of Section 8.3(a) thereof, the amount of the Deposit shall be deemed to be (a) the Reduced Deposit Amount plus (b) an amount equal to one-half of the HSR Filing Fee, if any, to be paid by ACN and, for purposes of Section 8.3(b) thereof, the amount to be returned to ACN shall be the sum of (x) the Reduced Deposit Amount plus (y) an amount equal to one-half of the HSR Filing Fee, if any, to be paid by Courtside.

13. For purposes of the Courtside Agreement, “Material Adverse Event” (as defined in Section 10.2(a) thereof) shall be deemed to include changes, events, violations, circumstances and effects arising out of the operation by ACN of the business, assets and operations acquired by it under the CM Agreement.

14. At the Courtside Closing, (a) ACN shall represent to Courtside that as of such date it is in compliance with the CM Agreement in all material respects, (b) ACN shall assign to Courtside all of ACN’s rights under the CM Agreement, including ACN’s rights to indemnification thereunder, and (c) Courtside shall assume all of ACN’s liabilities and obligations thereunder, including ACN’s rights and obligations under the CM Documents.

15. The date “June 30, 2007” stated in Section 8.1(b) of the Courtside Agreement is hereby changed to read “July 7, 2007”.

16. At the Courtside Closing, Courtside agrees that it will execute and deliver and ACN Holding LLC shall either execute and deliver, or cause any person or entity to whom a portion of the Stock Component has been delivered under Section 5 hereof to execute and deliver, substantially in the form of the Registration Rights Agreement attached hereto as Exhibit A.

17. The Courtside Agreement is hereby deemed amended and supplemented to reflect the provisions of this letter agreement. This letter agreement hereby supersedes all prior understandings and agreements of the parties relating to the matters addressed herein; provided that nothing herein shall be deemed to modify or vitiate in any manner the provisions of Section 5.8 of the Courtside Agreement.

Please sign a copy of this letter agreement in the place provided below to confirm your agreement to the foregoing and return it to the undersigned.

Very truly yours, COURTSIDE ACQUISITION CORP.
By:	/s/ Richard D. Goldstein
Richard D. Goldstein Chairman and CEO

AGREED: AMERICAN COMMUNITY NEWSPAPERS LLC
By:	/s/ Bruce M. Hernandez
Chairman

ACN HOLDING LLC
By:	/s/ Bruce M. Hernandez
Chairman